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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)


                          COAST DENTAL SERVICES, INC.
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                  19034H 10 2
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                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [X]   Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 19034H 10 2                 13G                           PAGE 2 of 9
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1)  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
    (Entities Only)

                       DIASTI FAMILY LIMITED PARTNERSHIP

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2)  Check the Appropriate Box if a Member of a Group (See Instructions) [a] [X]
                                                                        [b] [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization
                                     NEVADA

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            Number of         (5) Sole Voting Power
              Shares                   2,472,200*
           Beneficially
             Owned by         (6) Shared Voting Power
               Each                    0
            Reporting         (7) Sole Dispositive Power
              Person                   2,472,200*
               With
                              (8) Shared Dispositive Power
                                       0
                              *Through its general partner DLP Management, Inc.

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9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                   2,472,200

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10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares        [ ]
    (See Instructions)

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11) Percent of Class Represented by Amount in Row (9)

    38.6% based upon approximately 6,403,683 shares of common stock outstanding on December 31, 1999.

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12) Type of Reporting Person (See Instructions) PN

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CUSIP NO. 19034H 10 2                 13G                           PAGE 3 of 9
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1)  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
    (Entities Only)

                              DLP MANAGEMENT, INC.

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2)  Check the Appropriate Box if a Member of a Group (See Instructions) [a] [X]
                                                                        [b] [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization
                                     NEVADA

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            Number of         (5) Sole Voting Power
              Shares                   2,472,200*
           Beneficially
             Owned by         (6) Shared Voting Power
               Each                    0
            Reporting         (7) Sole Dispositive Power
              Person                   2,472,200*
               With
                              (8) Shared Dispositive Power
                                       0
                              *As the general partner for the Diasti Family
                               Limited Partnership.

~------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                   2,472,200

-------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares        [ ]
    (See Instructions)

-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)

    38.6% based upon approximately 6,403,683 shares of common stock outstanding on December 31, 1999.

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12) Type of Reporting Person (See Instructions) CO

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CUSIP NO. 19034H 10 2                 13G                           PAGE 4 of 9
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1)  Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
    (Entities Only)

                         DIASTI FAMILY FOUNDATION, INC.
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions) [a] [ ]
                                                                        [b] [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization
                                    FLORIDA

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            Number of         (5) Sole Voting Power
              Shares                   82,800
           Beneficially
             Owned by         (6) Shared Voting Power
               Each                    0
            Reporting         (7) Sole Dispositive Power
              Person                   82,800
               With
                              (8) Shared Dispositive Power
                                       0

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9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                     82,800

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10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares        [ ]
    (See Instructions)

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11) Percent of Class Represented by Amount in Row (9)

    1.3% based upon approximately 6,403,683 shares of common stock outstanding on December 31, 1999.

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12) Type of Reporting Person (See Instructions) CO

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CUSIP NO. 19034H 10 2                 13G                           PAGE 5 of 9
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1)  Names of Reporting Persons/ I.R.S. Identification Nos. of Above Persons
    (Entities Only)

                    TEREK DIASTI, ADAM DIASTI AND TIM DIASTI

-------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions) [a] [X]
                                                                        [b] [ ]

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3)  SEC Use Only

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4)  Citizenship or Place of Organization

                                 UNITED STATES

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            Number of         (5) Sole Voting Power
              Shares                   0
           Beneficially
             Owned by         (6) Shared Voting Power
               Each                    2,555,000*
            Reporting         (7) Sole Dispositive Power
              Person                   0
               With
                              (8) Shared Dispositive Power
                                       2,555,000*

                              *As equal shareholders and directors of the Diasti Family Limited Partnership's sole general partner, DLP Management, Inc. and as directors of the Diasti Family Foundation.

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9)  Aggregate Amount Beneficially Owned by Each Reporting Person

                                   2,555,000*

-------------------------------------------------------------------------------
10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares        [ ]
    (See Instructions)

-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9)

    39.9% based upon approximately 6,403,683 shares of common stock outstanding on December 31, 1999.

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12) Type of Reporting Person (See Instructions) IN


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CUSIP NO. 19034H 10 2                 13G                           PAGE 6 of 9
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SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)

Item 1(a).     Name of Issuer:

                          COAST DENTAL SERVICES, INC.

Item 1(b).      Address of Issuer's Principal Executive Offices:

                       2502 Rocky Point Drive, Suite 1000
                              Tampa, Florida 33607

Item 2(a).      Name of Person Filing:

                       Diasti Family Limited Partnership
                   DLP Management, Inc., its General Partner

                                  Terek Diasti
                                  Adam Diasti
                                   Tim Diasti

Item 2(b).      Address of Principal Business Office or, if none, Residence:

                           639 Isbell Road, Suite 390
                               Reno, Nevada 89509
Item 2(c).      Citizenship:
                                     Nevada

Item 2(d).      Title of Class of Securities:
                                     Common

Item 2(e).      CUSIP Number:
                                  19034H 10 2

Item 3(a). If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the filing person is a:

(a) [ ] Broker or Dealer registered under Section 15 of the Act;
(b) [ ] Bank as defined in Section 3(a)(6) of the Act;
(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act;
(d) [ ] Investment company registered under Section 8 of the Investment Company Act;
(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;



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CUSIP NO. 19034H 10 2                 13G                           PAGE 7 of 9
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(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned:
                          See response to Item 9 on cover pages.

         (b) Percent of Class:
                          See response to Item 11 on cover pages.

         (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                          See response to Item 5 on cover pages.

                  (ii)  shared power to vote or to direct the vote:
                          See response to Item 6 on cover pages.

                  (iii) sole power to dispose or to direct the disposition of:
                          See response to Item 7 on cover pages.

                  (iv) shared power to dispose or to direct the disposition of:
                          See response to Item 8 on cover pages.

Item 5.        Ownership of Five Percent or Less of a Class:

                                Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

                                 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                                 Not Applicable

Item 8.        Identification and Classification of Members of the Group:

                                 Not Applicable

Item 9.        Notice of Dissolution of Group: Not Applicable

Item 10.       Certification:

                                 Not Applicable



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CUSIP NO. 19034H 10 2                 13G                           PAGE 8 of 9
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February 14, 2000


                                                /s/ TEREK DIASTI
                                   --------------------------------------------
                                                    TEREK DIASTI


                                                /s/ ADAM DIASTI
                                   --------------------------------------------
                                                    ADAM DIASTI


                                                /s/ TIM DIASTI
                                   --------------------------------------------
                                                    TIM DIASTI


                                   DIASTI FAMILY LIMITED PARTNERSHIP

                                   By: DLP Management, Inc., its General Partner

                                   By: /s/ TEREK DIASTI
                                      -----------------------------------------
                                           Terek Diasti, its President



                                   DLP MANAGEMENT, INC.

                                   By: /s/ TEREK DIASTI
                                      -----------------------------------------
                                           Terek Diasti, its President



                                   DIASTI FAMILY FOUNDATION, INC.

                                   By: /s/ TEREK DIASTI
                                      -----------------------------------------
                                           Terek Diasti, its President

CUSIP NO. 19034H 10 2                 13G                           PAGE 9 of 9
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                                   EXHIBIT A

                  SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b)


                            RULE 13d-1(k) AGREEMENT


         The undersigned agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Coast Dental Services, Inc. at December 31, 1999.


                                                /s/ TEREK DIASTI
                                   --------------------------------------------
                                                    TEREK DIASTI


                                                /s/ ADAM DIASTI
                                   --------------------------------------------
                                                    ADAM DIASTI


                                                /s/ TIM DIASTI
                                   --------------------------------------------
                                                    TIM DIASTI


                                   DIASTI FAMILY LIMITED PARTNERSHIP

                                   By: DLP Management, Inc., its General Partner

                                   By: /s/ TEREK DIASTI
                                      -----------------------------------------
                                           Terek Diasti, its President



                                   DLP MANAGEMENT, INC.

                                   By: /s/ TEREK DIASTI
                                      -----------------------------------------
                                           Terek Diasti, its President



                                   DIASTI FAMILY FOUNDATION, INC.

                                   By: /s/ TEREK DIASTI
                                      -----------------------------------------
                                           Terek Diasti, its President